September 17, 2012

To Peter Hoffman

Seven Arts Entertainment

8439 Sunset Blvd.

West Hollywood, CA 90069

Re. Resignation from the Board of Directors

Dear Peter

Effective immediately, I am resigning from the Board of Directors of Seven Arts Entertainment. When you and I first spoke, I expressed to you I wanted to be successful in utilizing my past experiences to implement better controls and governance policies in the company, while assisting the company in its future growth. After nearly a year on the board, in my view, despite my many efforts, there have been few changes implemented in an environment where many improvements to internal controls are needed. I have enjoyed getting to know you and your team and hope Seven Arts becomes a wildly successful company. If I can help you in the future, don't hesitate to ask.

All the best

Robert Kaiser